EXHIBIT 3.15

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

FOR

AIRTEX PRODUCTS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

     This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) entered into as of this 22nd day of May, 2003 by UIS, Inc., a New York corporation, as sole member (the “Member”), which Member does hereby form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “Act”), upon the following terms and conditions:

     Section 1. Formation. The Member hereby acknowledges and ratifies the filing of the Certificate of Formation of the Company under the provisions of the Act subject to the terms, conditions and limitations set forth in this Agreement for the limited purposes set forth herein. Except as otherwise set forth herein and to the extent permitted by the Act, the terms and conditions of this Agreement shall prevail over all contrary provisions of the Act, and the Member hereby specifically waives and eliminates the application of all such provisions of the Act.

     Section 2. Name. The name of the limited liability company formed hereby is Airtex Products, LLC (the “Company”).

     Section 3. Principal Place of Business. The principal place of business of the Company shall be at 15 Exchange Place, Jersey City, New Jersey or at such other place designated by the Member from time to time within or outside of the State of Delaware.

     Section 4. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

     Section 5. Term. The Company commenced its existence on the date of filing of the Certificate of Formation with the Delaware Secretary of State in accordance with the Act and shall continue until terminated in accordance with this Agreement or dissolved pursuant to the provisions of the Act.

     Section 6. Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     Section 7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     Section 8. Admission of Member. At no time may the Company have more than one Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware the Member is deemed admitted as the sole Member of the Company.

     Section 9. Interest. The Company shall be authorized to issue a single class of limited liability company interest (as defined in the Act) (the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

     Section 10. Capital Contributions. Simultaneously with the execution hereof, the Member is contributing $1.00 to the Company in exchange for 100% of the Company’s Interest. The Member may, in its sole discretion, but is not required to, make additional capital contributions to the Company.

     Section 11. Admission of Additional Members. No additional persons may be admitted as members in the Company, except upon an assignment or transfer by the Member of all of its Interest to such person in accordance with Section 17 hereof.

     Section 12. Management of the LLC. The management of the Company shall be vested in (i) the Member, who shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein or, (ii) if, and to the extent, the Member so elects in its sole discretion, the person(s) appointed as officer(s) of the LLC by the Member (each and “Officer” and, collectively, the “Officers”). As of the date hereof, the Member designates the following persons as Officers to manage and control the business and affairs of the Company, subject to the review of, and consultation with, the Member:

Chief Executive Officer: Andrew Pietrini.
President: Dee Monge.
Executive Vice President, Treasurer and Secretary: Joseph Arrigo.

Each of the Member and any Officer shall be an authorized person, within the meaning of the Act, for all purposes under the Act.

     Section 13. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

     Section 14. Distributions. The Company may make distributions to the Member at any time subject only to the limitations set forth in Section 18-607 of the Act. If the Company so elects, a record date may be established with respect to any allocation or distribution.

     Section 15. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the dissolution or bankruptcy of the Member or (c) an event of dissolution of the Company under the Act. Upon the dissolution of the Company, the Company shall engage in no further business activities, but shall limit its activities to those necessary or advisable to wind up its business and to liquidate and distribute its assets.

     Section 16. Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 14 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company.

     Section 17. Assignments. The Member may transfer or assign all of its Interest in the Company at any time. Any such transfer or assignment shall be effective, and the transferee or assignee shall become and be entitled to exercise any rights or powers of a member upon execution by the assignee of an Admission and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

     Section 18. Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

     Section 19. Indemnification. To the fullest extent permitted by applicable law, the Officers and Member and its officers, employees, agents and affiliates (each an “Indemnitee” and collectively the “Indemnitees”) shall be entitled to indemnification from the Company for any loss, damage, claim or expense (including reasonable attorneys’ fees) incurred by such Indemnitee by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company, except with respect to any act or omission determined by a court of competent jurisdiction to have constituted negligence or misconduct of such Indemnitee; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member shall not have any personal liability on account thereof. In addition, the Company may advance the reasonable costs of defense of any proceeding to such Indemnitee. The right to indemnification under this Section 19 is a contract right. The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

     Section 20. Tax Characterization and Returns. It is the intention of the Member that, solely for federal income tax and all relevant state tax purposes, the Company be disregarded as an entity separate from its sole Member and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities.

     Section 21. No Appraisal Rights. No Member is entitled to any appraisal rights.

     Section 22. Governing Law. This Agreement will be governed by and construed under the provisions of the laws of the State of Delaware without regard to principles of conflicts of law, except to the extent required to be governed by or construed under the provisions of the Act.

     Section 23. Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

     Section 24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

     Section 25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, executors, administrators, successors and all persons who are or become Members of the Company in accordance with the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Agreement as of the date first above written.

Member:

UIS, Inc., a New York corporation

By:	/s/ Joseph Arrigo

	Name: Title:	Joseph Arrigo Executive Vice President Treasurer and Secretary

EXHIBIT A

ADMISSION AND ASSIGNMENT AGREEMENT
FOR AIRTEX PRODUCTS, LLC

     This agreement to assign the sole member interest (the “Interest”) in Airtex Products, LLC (this “Assignment Agreement”), made as of          , 2003, is entered into between UIS, Inc., a New York corporation (“UIS”), and United Components, Inc. (formerly known as United Aftermarket, Inc.), a Delaware corporation (“Assignee”).

WITNESSETH:

     WHEREAS, Airtex Products, LLC, a Delaware limited liability company (“Airtex”), has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C§18-101, et seq.) pursuant to a Certificate of Formation of Airtex, as filed with the office of the Secretary of State of the State of Delaware on May 22, 2003, and pursuant to the Limited Liability Company Agreement of Airtex (the “LLC Agreement”);

     WHEREAS, UIS is the sole member of Airtex;

     WHEREAS, UIS and Assignee are parties to that certain purchase Agreement, dated as of April 25, 2003, by and among UIS, UIS Industries Inc. and Assignee (the “Purchase Agreement”), pursuant to which UIS has agreed to sell, and Assignee has agreed to purchase, the Interest on the terms and conditions specified therein; and

     NOW THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

     Section 1. Assignment. On the Closing Date (as defined in the Purchase Agreement) and upon the execution of this Assignment Agreement by the parties hereto, UIS does hereby assign, transfer and convey the Interest (including, without limitation, any and all rights and interests of the member of Airtex, including any right to distributions from Airtex and all interest in the equity of Airtex) to Assignee free and clear of all Encumbrances (as defined in the Purchase Agreement).

     Section 2. Admission. Upon the assignment described in paragraph 1 above, Assignee shall be admitted to Airtex as the sole member of Airtex.

     Section 3. Termination of UIS Membership. Contemporaneously with the admission described in Section 2 above, UIS shall cease to be a member of Airtex.

     Section 4. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment Agreement.

     Section 5. Binding Effect. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

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EXHIBIT A

     Section 6. Execution in Counterparts. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 7. Governing Law. This Assignment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

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EXHIBIT A

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the time, day and year first above written.

UIS, Inc.

By:
Name:

Title:

United Components, Inc.

By:

Name:

Title:

Consented to and Acknowledged by:

Airtex Products, LLC

By:	Name: Title:

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